Exhibit 21.1 List of Subsidiaries Name Jurisdiction of Organization Ownership Percentage Piedmont Lithium Inc. Delaware 100% PLIH GP, LLC Delaware 100% Piedmont Lithium PTY LTD Australia 100% PLNC Holdings, LLC Delaware 100% PLNC Land, LLC Delaware 100% Gaston Land Company, LLC North Carolina 100% PLTN Holdings, LLC Delaware 100% PLTN Land, LLC Delaware 100% PLTN Real Estate, LLC Delaware 100% LASEC Group, LLC Delaware 100% Lantern Resources PTY LTD Australia 51% Piedmont Lithium Carolinas, Inc. North Carolina 100% Piedmont Lithium Ghana Holdings, LLC Delaware 100% Piedmont Lithium Quebec Holdings, LLC Delaware 100% Pronto Minerals, LLC North Carolina 33%